Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 10th day of March, 2008 by and between Zoltek Companies, Inc. (“Company”), and Karen M. Bomba (“Executive”). In consideration of the mutual covenants and promises herein contained, the adequacy of which is hereby acknowledged, Company and Executive hereby agree as follows.
I. Employment
     Company employs Executive, and Executive accepts employment by Company upon all of the terms and conditions set out in this Agreement.
II. Positions and Duties
     2.1. Positions. Executive shall serve as Chief Operating Officer of Company during the term of this Agreement.
     2.2. Duties, Responsibilities and Involvement. Executive will report to the Chief Executive Officer and will perform those duties customarily performed by a Chief Operating Officer. Executive shall also have such other responsibilities as may be reasonably assigned to her from time to time by the Chief Executive Officer and/or the Board.
     2.3. Commitment to Company. Executive shall devote her full-time efforts to the business of Company, and shall not, during the term of this Agreement, be engaged in any other business activity which requires a significant portion of her personal time and attention whether or not such business activity is pursued for gain, profit or other pecuniary advantage. This shall not be construed as preventing Executive from investing Executive’s assets in such form or manner consistent with the restrictions in Section 10.1, below, which will not require any services on the part of Executive in the operation or affairs of the entities in which such investments are made.
     2.4. Compliance. Executive agrees to abide by the Articles of Incorporation and Bylaws of Company and such reasonable rules and regulations, as are adopted from time to time by the Board. Executive also agrees to conduct herself so as to be in compliance with all applicable laws and regulations issued by local, state or federal authorities.
III. Term of Employment
     3.1. Initial Term. The term of Executive’s employment under this Agreement shall commence on March 10, 2008 and continue until March 10, 2010 or until sooner if terminated as provided in this Agreement.
     3.2. Renewal or Adjustment. At the end of the initial term, this Agreement may be extended, renewed or adjusted upon the mutual agreement of Company and Executive.

     3.3. Termination. Except for post-employment termination payments provided in this Agreement, this Agreement shall terminate upon the termination of Executive’s employment with Company.
IV. Compensation
     4.1. Regular Compensation. For all services rendered by Executive in any capacity, Executive shall be entitled to receive regular compensation at the rate of $300,000 per annum. Such compensation shall be payable in accordance with Company’s normal payroll procedures but not less than monthly.
     4.2. Long-Term Incentive Plan. Executive shall be entitled to participate in Company’s Long-Term Incentive Plan on terms consistent with Executive’s position and other similarly situated executives of Company. Executive shall receive a restricted stock grant award of 25,000 shares that will vest over 3 years under the following schedule: 1/6th of the award will vest on the first anniversary of this Agreement, 2/6ths of the award will vest on the second anniversary of this Agreement and 3/6ths of the award will vest on the third anniversary of this Agreement; provided, however, that Executive is an employee of Company on each date of vesting.
     4.3. Withholding. All payments of regular compensation shall be reduced by amounts that are required to be withheld by federal, state or local law.
V. Fringe Benefits
     5.1. General. Executive shall be entitled to participate with other employees of Company, so long as Executive meets the applicable eligibility requirements, in Company’s employee benefit plans and subject to the terms of those plans, including 401(k) plans, health, dental and disability insurance, and other similar employee fringe benefits as may be adopted from time to time. Specifically, Executive will commence participating in such plans as in effect on March 10, 2008.
     5.2. Vacation. Executive shall be entitled to paid vacation according to Company’s standard vacation plan.
VI. Expenses
     6.1. General. Reasonable expenses incurred by Executive in the conduct of her employment by Company, including expenses for transportation, travel, telephone, and similar items, shall be reimbursed by Company in accordance with Company’s normal and customary reimbursement procedures. Such expenses shall be paid by Company or reimbursed to Executive upon Executive’s presenting to Company an itemized expense statement with supporting receipts or vouchers with respect thereto; provided that no such reimbursement will be made later than the end of the calendar year following the calendar year in which the expenses are incurred.

VII. Death or Disability of Executive
     7.1. Death. In the event of Executive’s death during the term of this Agreement (whether Executive is then actively engaged in the performance of services for Company or is being compensated for Disability), this Agreement shall terminate immediately and Executive’s estate shall be entitled to receive from Company an amount equal to the Base Salary then in effect which had accrued to the date of Executive’s death along with accrued but unused vacation days and any benefits receivable under the Long-Term Incentive Plan or pursuant to a bonus payable under Article V hereof, and Executive’s heirs or estate shall be entitled to no further compensation or benefits from Company.
     7.2. Disability. Upon Executive’s Disability Executive’s employment may be terminated. If Executive’s employment is terminated by reason of Disability, Executive shall be entitled to receive from Company only the unpaid portion of the Base Salary then in effect which has accrued to the date of termination along with accrued but unused vacation days and any benefits receivable under the Long-Term Incentive Plan or pursuant to a bonus payable under Article V, and Executive will be entitled to no further compensation or benefits from Company.
VIII. Termination of Employment
     8.1. Termination of Employment. In the event of a termination of Executive by Company for Cause, or if Executive voluntarily terminates her employment with Company for other than Good Reason (other than voluntary termination following a Change of Control), Company shall pay Executive the Base Salary then in effect which has accrued to the termination date, along with accrued but unused vacation days, and Executive will be entitled to no further compensation or benefits from Company.
     In the event Executive’s employment pursuant to this Agreement is terminated by Company for any reason other than Cause or by Executive for Good Reason or following a Change of Control, Company shall continue to pay Executive the Base Salary then in effect for the remaining term of this Agreement following such termination and Executive will continue to receive such other compensation and benefits from Company as Executive would have received as if Executive’s employment had not been terminated, including Long-Term Incentive Plan benefits, through the end of the term of this Agreement. In lieu of providing any benefits due Executive under this paragraph, the Company may, in its discretion and subject to the limitations described below, substitute cash payments for the current value of such benefits to Executive (determined without regard to the tax consequences), which cash payments shall made in accordance with the Company’s normal payroll procedures.
     In all cases, a termination of employment shall only occur upon separation from service from Company and all of its affiliates, as defined in Treasury regulations under Section 409A of the Code (generally, separation from the 50% controlled group that includes Company, including a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leaves of absence up to six months where there is a reasonable expectation Executive will return).

     Notwithstanding anything to the contrary in this Agreement, if Executive is a “Specified Employee” on the date of termination, Executive may not receive a payment of “nonqualified deferred compensation” for which the “payment event” is “separation from service,” as defined in Code Section 409A and the regulations thereunder, until at least 6 months after a date of termination. Any payment of nonqualified deferred compensation otherwise due in such 6 month period shall be suspended and shall be paid immediately following the end of such 6 month period. A “Specified Employee” means a specified employee as defined in Treas. Reg. §1.409A-1(i) (generally, officers earning more than $145,000 per year, as indexed for inflation, who are among the 50 highest paid employees).
IX. Files and Records
     9.1. Company Property. All files, records, documents, reports and other written instruments concerning finances or customers of Company, including, without limitation, clients and customers consulted, interviewed or served by Executive during the term of this Agreement shall belong to and remain the property of Company.
X. Limitation on Competition
     10.1 Non-Competition Agreement. As long as Executive is an employee of Company pursuant to the terms of this Agreement, and during the two year period following the termination of this Agreement by Company for Cause or voluntarily by Executive without Good Reason, Executive shall not, as an owner, employee, consultant or otherwise, individually or collectively, acquire an interest in (other than Executive’s ownership of not more than 2.0% of the outstanding equity securities of a publicly-traded company), become an employee of or consultant to a person or entity engaged in a business which is directly competitive with Company. This section only applies to persons or entities, which are in direct competition with Company or are seeking business, which will be in direct competition with Company.
     10.2. Non-solicitation Agreement. As long as Executive is an employee of Company pursuant to the terms of this Agreement, and during the two-year period following the termination of this Agreement by Company for Cause or voluntarily by Executive without Good Reason, Executive will not take any action or perform any services which call upon, compete for, solicit, divert, or take away any of the customers of Company.
     10.3. Termination of Provisions. Notwithstanding the provisions hereof regarding termination of this Agreement, the provisions of this Section shall remain in full force and effect provided for hereunder.
XI. Arbitration Procedure.
     11.1. Submittal of Claim. The parties hereto agree that any controversy or claim arising out of or relating to the termination of Executive’s employment must be submitted for final and binding resolution by a jointly selected private and impartial arbitrator.
     11.2. Binding Arbitration. Either party may submit an unresolved dispute for resolution by final binding arbitration under this Procedure. The arbitration will be conducted under the National Rules for the Resolution of Employment Disputes of the American

Arbitration Association (“AAA”), as amended, which are incorporated by reference into this Procedure, except as described below.
     a. Any conflict between the rules and procedures set forth in the AAA rules and those set forth in this Agreement shall be resolved in favor of those in this Agreement.
     b. The burden of proof at arbitration shall at all times be on the party seeking relief.
     c. In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action, and defenses asserted by the parties. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law.
     A copy of the complete AAA rules may be obtained at www.adr.org.
     11.3. Time Limits and Procedures. The aggrieved party must give written notice of any claim to the other party within 3 months of the date the aggrieved first knew or should have known of the facts giving rise to the claim; otherwise, the claim shall be void and deemed waived. The written notice shall describe the nature of all claims asserted and the facts upon which those claims are based and shall be mailed to the other party by certified or registered mail, return receipt requested.
     a. Any arbitration conducted under this Agreement shall take place in St. Louis, Missouri, unless an alternative location is chosen by the mutual agreement of the parties. The arbitrator shall render a decision and award within 30 days after the close of the arbitration hearing or at any later time on which the parties may agree. The award shall be in writing and signed and dated by the arbitrator and shall contain express findings of fact and the basis for the award.
     b. The parties agree to share equally the AAA’s administrative fees and the arbitrator’s fees and expenses. All other costs and expenses associated with the arbitration, including, without limitation, each party’s respective attorneys’ fees, shall be borne by the party incurring the expense.
     c. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The award may be vacated or modified only on the grounds specified in the Federal Arbitration Act or other applicable law.
     11.4. Effect of Signature/Waiver of Right to Proceed in Court. Both parties understand that by agreeing to the terms in this procedure, both are giving up any constitutional or statutory right they may possess to have covered claims decided in a court of law before a judge or a jury.
XII. Definitions
The following terms, for purposes of this Agreement have these meanings:

     12.1. “Base Salary” means the regular, annual compensation of Executive, at the time specified in this Agreement, as determined under Section 4.1.
     12.2. “Board” means the Board of Directors of Company.
     12.3. “Cause” means:
     a. Executive’s embezzlement or misappropriation of money or other property of Company or conviction of a felony.
     b. Executive’s willful refusal to execute her duties under this Agreement.
     c. Executive’s breach of the terms of this Agreement.
     d. Executive’s willful negligence in the performance or nonperformance Executive’s duties under this Agreement.
     e. Executive’s violation of Company’s ethics rules.
     f. Executive’s violation or non-compliance with the public company rules and regulations.
     None of the acts set forth above shall constitute Cause unless Executive has first received written notice containing a reasonably detailed description of such occurrence and is given a period of 30 business days from receipt of such notice to cure such occurrence and an opportunity, and together with her counselor other representatives, to be heard with respect to such matter before the Board.
     12.4. “Change of Control” means a change in the ownership or effective control of Company or a change in the ownership of a substantial portion of the assets of Company within the meaning of Section 1.409A-3(i)(5) of Proposed Treasury Regulations or successor Treasury Regulations.
     12.5. “Code” means the Internal Revenue Code of 1986, as amended.
     12.6. “Disability” means, in the determination of an independent, licensed physician mutually selected by the Board and Executive, the inability, because of the physical or mental illness or incapacity of Executive, to perform her duties under this Agreement for a period of three consecutive calendar months or for a period of four calendar months in any twelve consecutive month period.
     12.7. “Good Reason” means, without Executive’s express written consent:
     a. The failure to pay or a reduction by Company of Executive’s Base Salary.
     b. Any refusal by Company to provide Executive the benefits set forth in this Agreement.

     c. The assignment to Executive of duties inconsistent with those described in Article III. which assignment is not cured by Company within 30 business days after written notifications thereby by Executive.
     d. A change in Executive’s title of Chief Operating Officer.
     e. A breach of this Agreement by Company which is not cured by Company within a period of 30 business days after receipt of written notice by Executive of such breach.
     f. The failure of a successor business to Company to accept the terms of this Agreement.
     12.8. “Long-Term Incentive Plan” means the long-term incentive plan, as described in Section 4.2.
     12.9. “Procedure” means the arbitration procedure, as described in Section XI.
XIII. General Provisions
     13.1. Waiver. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.
     13.2. Severability. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent.
     13.3. Notices. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail to the last known residence address of Executive or to Company, or such other place as it may subsequently designated in writing.
     13.4. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Missouri.
     13.5. Venue. In the event of litigation arising out of or in connection with this Agreement, the parties hereto agree to submit to the jurisdiction of Federal and state courts located in the State of Missouri.
     13.6. Section Headings. The section headings contained in this Agreement are for convenience only and shall in no manner be construed to limit or define the terms of this Agreement.

     13.7. Counterparts. This Agreement shall be executed in two or more counterparts, each of which shall be deemed an original and together they shall constitute one and the same Agreement, with at least one counterpart being delivered to each party hereto.
     13.8. Assignabillity. Company shall have the right to assign this Agreement to a third party which purchases substantially all of the then assets of the business formerly operated by Company. The Agreement may not be assigned by Executive.
     13.9. Successors and Assigns Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
     13.10. Entire Agreement. This is the entire and only Agreement between the parties respecting the subject matter hereof. This Agreement may be modified only by a written instrument executed by all parties hereto.
     13.11. Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that she is or was performing services under this Agreement, then Company shall indemnify Executive against all expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the fullest extent provided by Missouri law unless it is finally judicially determined that such expenses, judgments, fines and amounts paid in settlement arose primarily out of the gross negligence or willful misconduct of Executive.
     13.12. Remedies. In addition to whatever other remedies the non-breaching party and/or its successors or assigns may have at law or in equity, each party specifically covenants and agrees that, in the event of default under or breach of this Agreement, the non-breaching party and/or its successors and assigns shall be entitled to apply to any court of competent jurisdiction to enjoin any breach, threatened or actual, by the breaching party, and/or to sue to obtain damages for default under or any breach of this Agreement. In the event of default under or breach of this Agreement by Executive, Executive hereby agrees to pay all costs of enforcement and collection of any and all remedies and damages under this Agreement incurred, including reasonable attorneys’ fees as determined by a court of competent jurisdiction.
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     IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officers, and Executive has executed this Agreement as of the date first written above.

ZOLTEK COMPANIES, INC.

By	/s/ Zsolt Rumy

Zsolt Rumy
Chairman, CEO and President

/s/ Karen M. Bomba

Karen M. Bomba